New World Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$90,297
Class B	$2,659
Class C	$4,219
Class F	$7,334
Total	$104,509
Class 529-A	$1,680
Class 529-B	$159
Class 529-C	$297
Class 529-E	$83
Class 529-F	$89
Class R-1	$64
Class R-2	$794
Class R-3	$766
Class R-4	$327
Class R-5	$4,405
Total	$8,664

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7280
Class B	$0.5168
Class C	$0.5377
Class F	$0.7282
Class 529-A	$0.7280
Class 529-B	$0.4779
Class 529-C	$0.4956
Class 529-E	$0.6444
Class 529-F	$0.7411
Class R-1	$0.5486
Class R-2	$0.5421
Class R-3	$0.6172
Class R-4	$0.7419
Class R-5	$0.8088

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	155,057
Class B	6,724
Class C	10,832
Class F	12,856
Total	185,469
Class 529-A	3,110
Class 529-B	418
Class 529-C	790
Class 529-E	177
Class 529-F	142
Class R-1	192
Class R-2	1,991
Class R-3	1,691
Class R-4	613
Class R-5	6,652
Total	15,776

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$45.41
Class B	$44.72
Class C	$44.32
Class F	$45.18
Class 529-A	$45.25
Class 529-B	$44.56
Class 529-C	$44.58
Class 529-E	$45.02
Class 529-F	$45.22
Class R-1	$44.57
Class R-2	$44.57
Class R-3	$45.13
Class R-4	$45.41
Class R-5	$45.52